EXHIBIT 5.1

     [LETTERHEAD OF OPPENHEIMER WOLFF & DONNELLY LLP]

December 23, 1999

Fargo Electronics, Inc.
6601 Flying Cloud Drive
Eden Prairie, MN 55344

Re:	Registration Statement on Form S-1 File No. 333-90937

Ladies and Gentlemen:

    We have acted as counsel to Fargo Electronics, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of 5,750,000 shares of the Company's Common Stock (the "Shares"), pursuant to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on November 15, 1999, as amended (the "Registration Statement").

    This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(I) of Regulation S-K.

    In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein.

    Based on the foregoing, it is our opinion that, upon approval by the pricing committee duly authorized by the Company's Board of Directors, the shares when issued and sold in the manner referred to in the Registration Statement will be legally issued, fully paid and non-assessable.

    We express no opinion with respect to laws other than those of the State of Minnesota, the General Corporation Law of Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

    This opinion speaks only as of the date above written, and we expressly disclaim any obligation to update this opinion should circumstances change thereafter.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP